EXHIBIT 10.1F

EXHIBIT F: SUMMARY NOTICE

NOTICE OF PROPOSED CLASS ACTION SETTLEMENT

AND COURT-APPROVAL HEARING

In re: Aqueous Film-Forming Foams Product Liability Litigation, MDL No. 2:18-mn-02873

This Document relates to: City of Camden, et al., v. E.I. DuPont de Nemours and Company, et al.,

No. 2:23-cv-XXXX-RMG

United States District Court, District of South Carolina, Charleston Division

TO THE SETTLEMENT CLASS: All Public Water Systems in the United States of America that draw or otherwise collect from any Water Source that, on or before June 30, 2023, was tested or otherwise analyzed for PFAS and found to contain any PFAS at any level; and

All Public Water Systems in the United States of America that, as of June 30, 2023, are (i) subject to the monitoring rules set forth in the U.S. EPA’s Fifth Unregulated Contaminant Monitoring Rule (“UCMR 5”) (i.e., “large” systems serving more than 10,000 people and “small” systems serving between 3,300 and 10,000 people), or (ii) required under applicable state or federal law to test or otherwise analyze any of their Water Sources or the water they provide for PFAS before the deadline of sample collection under UCMR 5.

All capitalized terms not otherwise defined herein shall have the meanings set forth in the Settlement Agreement and the Allocation Procedures, available for review at www.PFASWaterSettlement.com.

As used above, “Public Water System” means a system for the provision of water to the public for human consumption through pipes or other constructed conveyances, if such system has at least fifteen (15) service connections or regularly serves at least twenty-five (25) individuals. A “Public Water System” shall include the owner and/or operator of that system and any public entity that is legally responsible for funding (by statute, regulation, other law, or contract), other than a State or the federal government, a Public Water System described in such Paragraph or has authority to bring a claim on behalf of such a Public Water System.

What Is the Purpose of This Notice? The purpose of this Notice is (i) to advise you of a proposed settlement of certain claims against The Chemours Company, The Chemours Company FC, LLC, DuPont de Nemours, Inc., Corteva, Inc., and E.I. DuPont de Nemours and Company n/k/a EIDP, Inc. (collectively the “Settling Defendants”) in the United States District Court for the District of South Carolina (the “Court”); (ii) to summarize your rights in connection with the Settlement; and (iii) to inform you of a Court hearing to consider whether to grant final approval of the Settlement (the “Final Fairness Hearing”), to be held on DATE at TIME, before the Honorable Richard M. Gergel, United States District Judge of the United States District Court for the District of South Carolina, located at 85 Broad Street, Charleston, South Carolina 29401.

What Are the Key Terms of the Proposed Settlement? The Settling Defendants have agreed to pay one billion one hundred eighty-five million dollars ($1,185,000,000) (the “Settlement Amount”), subject to final approval of the Settlement by the Court and certain other conditions specified in the Settlement Agreement. In no event shall the Settling Defendants be required under the Settlement Agreement to pay any amounts above the Settlement Amount. Any fees, costs, or expenses payable under the Settlement Agreement shall be paid out of, and shall not be in addition to, the Settlement Amount. Each Settlement Class Member who has not excluded itself from the Class will be eligible to receive a settlement check(s) from the Claims Administrator based on the Allocation Procedures developed by Class Counsel, which are subject to final approval by the Court as fair and reasonable and which are under the oversight of the Special Master.

Exhibit F Page 1

EXHIBIT 10.1F

What Are My Options?

YOU CAN PARTICIPATE IN THE SETTLEMENT. You must file a Claims Form to be eligible to receive a payment under the Settlement. You can submit your Claims Form online at www.PFASWaterSettlement.com, or you can download, complete and mail your Claims Form to the Claims Administrator at AFFF Public Water System Claims, P.O. Box 4466, Baton Rouge, Louisiana 70821. The deadline to submit a Claims Form is DEADLINE DATE. Regardless of whether you file a Claims Form or receive any distribution under the Settlement, unless you timely opt out as described below, you will be bound by any judgment or other final disposition of the Released Claims, including the Release set forth in the Settlement Agreement, and will be precluded from pursuing claims against the Settling Defendants separately if those Claims are within the scope of the Release.

YOU CAN OPT OUT OF THE SETTLEMENT. If you do not wish to be a Settlement Class Member, and do not want to participate in the Settlement and receive a Settlement Benefit Check, you may exclude yourself from the Class by completing and mailing a notice of intention to opt out. Any Person within the Settlement Class who wishes to opt out of the Settlement Class and Settlement must file a written and signed statement entitled “Request for Exclusion” with the Notice Administrator and provide service on all Parties no later than DEADLINE DATE.

YOU CAN OBJECT TO THE SETTLEMENT. Any Settlement Class Member who has not successfully excluded itself (“opted out”) may object to the Settlement. Any Settlement Class Member who wishes to object to the Settlement or to an award of fees or expenses to Class Counsel must file a written and signed statement designated “Objection” with the Clerk of the Court and provide service on all Parties in no later than DEADLINE DATE.

VISIT WEBSITE URL FOR COMPLETE INFORMATION ABOUT YOUR RIGHTS

The Court’s Final Fairness Hearing. The Court will hold the Final Fairness Hearing in Courtroom XX of the United States District Court for the District of South Carolina, located at 85 Broad Street, Charleston, South Carolina 29401, on DATE. At that time, the Court will determine, among other things, (i) whether the Settlement should be granted final approval as fair, reasonable, and adequate, (ii) whether the Released Claims should be dismissed with prejudice pursuant to the terms of the Settlement Agreement, (iii) whether the Settlement Class should be conclusively certified, (iv) whether Settlement Class Members should be bound by the Release set forth in the Settlement Agreement, (v) the amount of attorneys’ fees and costs to be awarded to Class Counsel, if any, and (vi) the amount of the award to be made to the Class Representatives for their services, if any. The Final Fairness Hearing may be postponed, adjourned, or continued by Order of the Court without further notice to the Class.

How Do I Get More Information? Please visit www.PFASWaterSettlement.com or call toll free 1-XXX-XXX-XXXX. You may also contact Class Counsel or the Notice Administrator for more information:

Class Counsel	Class Counsel
Scott Summy Baron & Budd, P.C. 3102 Oak Lawn Ave., Ste. 1100 Dallas, TX 75219 Email: ssummy@baronbudd.com	Michael A. London Douglas & London 59 Maiden Lane, 6th Fl. New York, NY 10038 Email: mlondon@douglasandlondon.com

Exhibit F Page 2

EXHIBIT 10.1F

Paul J. Napoli Napoli Shkolnik 1302 Av. Ponce de Leon San Juan, PR 00907 Email: pnapoli@NSPRLaw.com	Elizabeth A. Fegan Fegan Scott LLC 150 S. Wacker Drive, 24th Floor Chicago, IL 60606 beth@feganscott.com

Notice Administrator	Claims Administrator
In re: Aqueous Film-Forming Foams Products Liability Litigation c/o Notice Administrator 1650 Arch Street, Ste 2210 Philadelphia, PA 19103 Email: XXXXX	AFFF Public Water System Claims PO Box 4466 Baton Rouge, LA 70821

The paragraphs above provide only a general summary of the terms of the settlement. In the event of a conflict between this Notice and the Settlement Agreement, the terms of the Settlement Agreement control. You can review the Settlement Agreement itself for more information about the exact terms of the settlement. The Settlement Agreement is available at www.PFASWaterSettlement.com.

Exhibit F Page 3